Exhibit 10.5

Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DISTRIBUTION AGREEMENT

1.	DISTRIBUTION AGREEMENT

1.1        Agreement. Garden SpinCo Corporation (“Supplier”) and 3M Company (“3M”) enter into this Distribution Agreement (“Agreement”) as of [        ], 2022 (the “Effective Date”), to govern the terms by which 3M will purchase, distribute, and support Products and retain a license to the Clean-Trace™ Software (as described herein). Capitalized terms have the meanings stated on Exhibit A or as otherwise defined in this Agreement, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Documents.

1.2        Transaction. 3M and Supplier are parties to Transaction Documents, pursuant to which (i) 3M has agreed to transfer, and cause its Subsidiaries to transfer, to the SpinCo Group, and Supplier has agreed to assume from 3M and its Subsidiaries, certain transferred assets and assumed liabilities (the “Separation”), (ii) in exchange for the transfer of the transferred assets to (and the assumption of the assumed liabilities by) the SpinCo Group, 3M will receive from Supplier a distribution of all of the issued and outstanding shares of capital stock of Supplier (the “Distribution”), and (iii) shortly following the Distribution, Merger Sub has agreed to merge with and into Supplier, with Supplier as the surviving corporation of such merger (the “Merger”), in each case, pursuant to the terms and conditions of the Transaction Documents. This Agreement is a Transaction Document. This Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business with respect to Products and to effectuate the orderly consummation of the transactions contemplated under the Transaction Documents. This Agreement sets forth the terms and conditions pursuant to which 3M shall purchase from Supplier, and Supplier shall manufacture, supply and sell to 3M, the Products after Closing, and (b) 3M shall retain a license from Supplier to the Clean Trace™ Software (as described herein).

1.3        Compliance with Law. Parties will comply with applicable Law.

2.	SUPPLY OF PRODUCT

2.1        Supply of Product. This Agreement is not a requirements contract or outputs contract. Supplier will supply Product to 3M, in compliance with the Specifications and this Agreement, upon receipt of an Order. 3M will purchase Products exclusively from Supplier, subject to Section 4.3.

2.2        Distributor Appointment. 3M currently markets, and has contractual obligations related to, the 3M Clean-Trace™ hygiene monitoring solution (“Clean-Trace™”) outside of Food Safety Applications, including (i) for use in healthcare facilities (e.g., hospitals, clinics, assisted living, extended care, physical therapy, hospice, dental, and other healthcare-related facilities) not related to diagnosing or treating disease in humans or animals (such uses, “Healthcare Applications”), which is sold by 3M to either (A) end user customers or (B) distributors that primarily serve such Healthcare Applications, and (ii) for use outside of Food Safety Applications with existing end user customers of 3M divisions other than 3M’s Food Safety department as of the Effective Date of this Agreement (“Other Permitted Applications”). Supplier appoints 3M as a non-exclusive, worldwide (“Territory”) distributor of Products, however, 3M will resell Products purchased under this Agreement, only for Healthcare Applications or Other Permitted Applications. 3M will set resale prices for Products at its exclusive discretion.

3.	TERM

3.1        Term. The Expiration Date of this Agreement is two years from the Effective Date, unless terminated earlier in accordance with Section 3.2. Notwithstanding the foregoing, to the extent that, as of the Effective Date, 3M has any existing contractual obligations to customers for Product or Software that continue beyond the Term, this Agreement will continue to be in effect with respect to such customers until such customer obligations expire or terminate.

3.2        Termination. Prior to the Expiration Date, this Agreement may be terminated: (a) by either Party upon the other Party’s insolvency, bankruptcy, or general inability to pay its debts as they become due; (b) by the non-breaching Party upon the other Party’s material default or material breach of any provision of this Agreement, which remains uncured for more than 30 days after the breaching Party receives notice of the default or breach; and (c) by either Party upon the other Party’s failure to comply with any requirement set forth under Section 1.3.

3.3        Effect of Termination. Upon expiration or Termination: (a) at 3M’s request, Supplier will deliver to 3M any undelivered Product, whether or not packaged, and this Agreement will continue to apply to such Products; and (b) at 3M’s instruction, Supplier will destroy any 3M branded labeling or packaging for which Supplier has paid but not used, at 3M’s cost. Termination of this Agreement will not relieve either Party of any claims against it that arise under this Agreement before the Agreement is terminated.

3.4        Survival. The following articles survive expiration or Termination: Payment; Returns; Delivery and Acceptance, 3M Marks; Indemnity; Dispute Resolution; and Confidentiality

4.	ORDER PROCESS

4.1        3M Orders for Consumable Products During the Term of the TSA, Transition Services Schedule 1. During the period that the Term and the term of the TSA, Transition Services Schedule 1 are concurrent, 3M’s Orders to Supplier for Consumable Product shall be derived from and consistent with the Demand Plan for each Consumable Product and when entered in 3M’s or its relevant Subsidiary’s systems to the SpinCo Business by or for 3M consistent with the practices of 3M and the SpinCo Business immediately prior to the Closing Date shall be deemed a purchase Order of 3M. Such Order shall be in the currency and subject to the terms customarily used by 3M or relevant Subsidiary immediately prior to the Closing Date to the extent consistent with this Agreement.

4.2        Purchase Orders for Consumable Products Submitted After Termination or Expiration of the TSA, Transition Services Schedule 1. 3M will provide a forecast to Supplier each month for its forecasted needs for Consumable Product. The forecast will be prepared on a 12-month rolling basis. The first three months of the most recent forecast are binding. Supplier will use commercially reasonable efforts to ensure that it will have the capacity to delivery up to 115% of the most recent forecast. If Supplier is unable to fulfill any Order submitted by 3M pursuant to this Agreement, Supplier will allocate Consumable Products in a manner that takes into account prior purchase amounts.

4.3        3M Orders for Equipment Products During the Term of the TSA, Transition Services Schedule 1. Between the date of the Merger Agreement and the Effective Date, the Parties will work in good faith to agree on a mechanism for the ordering of Equipment Products currently ordered from Mack Technologies Inc. pursuant to the terms of the Product Supply Agreement [* * *] (“Equipment Supply Agreement”) and revise the terms of this Agreement to reflect the agreement of the Parties in this regard.

4.4        Purchase Orders for Equipment Products Submitted After Termination or Expiration of the TSA, Transition Services Schedule 1. 3M will provide a forecast to Supplier each month for its forecasted needs for Equipment Product. The forecast will be prepared on a 12-month rolling basis. The first three months of the most recent forecast are binding. Supplier will use commercially reasonable effort to ensure that it will have the capacity to delivery up to 115% of the most recent forecast. If Supplier is unable to fulfill any Order submitted by 3M pursuant to this Agreement, Supplier will allocate Equipment Products in a manner that takes into account prior purchase amounts.

5.	PRICE; PAYMENT

5.1        Pricing for Products.

(a) Pricing for Consumable Products. The Price of each Consumable Product shall be as stated in Exhibit B and include all costs payable by 3M.

(b) Pricing for Equipment Products After Termination or Expiration of the TSA, Transition Services Schedule 1. During the Term and after termination or expiration of the term of the TSA, Transition Services Schedule 1, the Price of each Equipment Product shall be as stated in Exhibit B and include all costs payable by 3M.

5.2        Payment for Consumable Products During the Term of the TSA, Transition Services Schedule 1. During the period that the Term and the term of the TSA, Transition Services Schedule 1 are concurrent, 3M shall include monthly amounts payable by 3M to Supplier pursuant to Section 5.1(a) under this Agreement in the relevant monthly Settlement Statements issued to Supplier or, if applicable, in the relevant monthly Local Statement(s) issued to Supplier or a Subsidiary of Supplier pursuant to Section 3.4 of the TSA.

5.3        Invoices.

(a) With respect to Consumable Products supplied during the period that the Term and the term of the TSA, Transition Services Schedule 1 are concurrent, Consumable Products purchased by 3M shall be then and there deemed to have been invoiced by Supplier or, as applicable, its relevant Subsidiary to 3M or, as applicable, its relevant Subsidiary in accordance with this Agreement without the need for written invoices between them, except as may be required by applicable Law or Order, or as otherwise agreed by the Parties.

(b) With respect to Products supplied during the Term after termination or expiration of the term of the TSA, Transition Services Schedule 1, Supplier or its relevant Subsidiary shall invoice 3M or its relevant Subsidiary promptly following shipment of any Product to 3M for the Price of such Product. Payment terms are net 30.

5.4        Distributor Fee. Each month Supplier will pay 3M a distributor fee in the amount of (i) [* * *]% of the Weighted Average Sale Price for each Product sold during the first year after the Effective Date and (ii) [* * *]% of the Weighted Average Sale Price for each Product sold thereafter, in each case consistent with the pricing set forth on Exhibit B. 3M will provide a monthly report of all sales within 60 days after the end of each month and Supplier will pay such Distributor Fee net 30 after delivery of such report, in a form reasonably satisfactory to Supplier. Supplier shall keep such monthly report confidential from individuals in a competitive decision-making role with Supplier’s ATP testing business.

5.5        Weighted Average Sales Price. The prices in Exhibit B are the Weighted Average Sales Price of the Products. The Weighted Average Sales Price for the first year of the Term will be the Weighted Average Sales Price as of the Effective Date and the Weighted Average Sales Price for subsequent years during the Term will be the Weighted Average Sales Price on the applicable anniversary of the Effective Date. The Weighted Average Sales Price has the meaning set forth in Exhibit D.

6.	DELIVERY

6.1        Delivery Dates. Each Order will specify a delivery date. Supplier will deliver all Product by the delivery date.

6.2        Shipping and Certain Other Terms. With respect to Consumable Products supplied during the period that the Term and the term of the TSA, Transition Services Schedule 1 are concurrent, the shipment and freight terms of the Consumable Products shall be determined in a manner consistent with 3M’s practices and procedures immediately prior to the Closing Date. With respect to Products supplied during the Term after termination or expiration of the term of the TSA, Transition Services Schedule 1, the Product is sold FCA port of export (Incoterms 2020).

6.3        Returns. 3M may reject or return Product, or require substitution for or replacement of Product, at Supplier’s expense (including any cost of shipping) or pursue a claim, charge-back, or otherwise offset amounts for Product under this Agreement if Product does not meet Supplier’s warranties.

6.4        Inspection and Testing. 3M may inspect or test Product at Supplier’s plant, off-site, or at the point of destination. Upon reasonable advance notice and during normal business hours, Supplier will make Product, materials, and the manufacturing facilities available for inspection by 3M and its representatives, at 3M’s cost.

7.	PRODUCT MARKS; 3M MARKS; SOFTWARE

7.1        Use of Product Marks. Supplier grants 3M, and 3M retains, a non-exclusive, global, royalty-free license to use the Product Marks in connection with the sale and marketing of Products supplied by Supplier pursuant to this Agreement (collectively, the “Licensed Products”). The license granted herein shall terminate upon the termination of the Agreement. 3M’s use of the Product Marks and the quality of the Licensed Products offered by 3M pursuant to this license shall be generally consistent with 3M’s use of the Product Marks and the quality of those products as offered by 3M as of the Closing Date set forth in the related Merger Agreement. 3M may sell or otherwise dispose of any Licensed Products purchased during the term of the Agreement for a period of six (6) months after termination of the Agreement, subject to Supplier’s amendments to such Product Marks and quality standards.

7.2        Use of 3M Marks. Except as provided in the other Transaction Documents, Supplier will not use 3M’s name or any 3M Mark in any manner, including in promotional or advertising materials.

7.3        IP Ownership. Supplier owns and shall retain sole ownership of the Products and Clean-Trace™ Software and all Intellectual Property Rights therein. 3M hereby acknowledges and agrees, on behalf of itself and its Affiliates, that 3M has no right, title or interest, express or implied, in or to the Clean-Trace™ Software or any SpinCo Intellectual Property (as defined in the Separation Agreement), except, in each case, as specifically provided in the other Transaction Documents or herein and subject to the terms and conditions stated in this Agreement. All of the rights granted hereunder are explicitly stated herein and nothing in this Agreement shall be construed to transfer any proprietary ownership interest whatsoever in or to any Intellectual Property Rights of Supplier or its Affiliates, or to grant any implied rights whatsoever or any right, title or interest in or to any of the Clean-Trace™ Software or any SpinCo Intellectual Property or any other Intellectual Property Rights of Supplier or its Affiliates, except as explicitly granted pursuant to this Agreement. 3M shall return or destroy all copies of the Clean-Trace™ Software promptly after termination or expiration of the TSA or this Agreement.

7.4        Software License/Updates. If during the term of the TSA, and during any subsequent period during which 3M submits forecasts under Section 4.2 or 4.4 of this Agreement, Supplier makes necessary or desirable updates, modifications, or alterations of the Clean-Trace™ Software or firmware (collectively “Software Updates”), then Supplier shall inform 3M of any such Software Updates and make any such Software Updates available to 3M for inclusion in the Products, at 3M’s request. During the term of the TSA, and during any subsequent period during which 3M submits forecasts under Section 4.2 or 4.4 of this Agreement, Supplier shall reasonably take account of 3M’s reasonable requests to make Software Updates. Supplier hereby grants to 3M, and 3M retains, a fully paid up, worldwide license to the Clean-Trace™ Software, solely as reasonably necessary for 3M to (i) resell Products as contemplated by this Agreement, and (ii) fulfill 3M’s obligations to its customers. For avoidance of doubt, the foregoing shall not include any right for 3M to access the source code to the Clean-Trace™ Software, and 3M shall not (itself or permit, authorize or enable any other party to) copy, decompile, modify, reverse engineer, or create derivative works of the Clean-Trace™ Software.

8.	REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

8.1        Product Warranty. Supplier represents and warrants that all Products will conform in all material respects to the Specifications. In the event any Product does not conform to the foregoing warranty, 3M’s sole remedy shall be either (i) replacement of such non-conforming Product, (ii) correction of the defect causing the nonconformance, (iii) refund of the price paid for such non-conforming Product by 3M if such Product has not been sold to a third party, or (iv) reimbursement of reasonable amounts required to be paid by 3M for any non-conforming Product rejected in good faith by 3M due to non-conformance with the warranty. 3M shall provide Supplier with prompt written notice of any Product supplied to 3M pursuant to this Agreement that allegedly does not conform to the warranty in this Section 8.1 within fourteen (14) days after 3M becomes aware of facts giving rise to such allegation. 3M shall further cooperate with Supplier’s investigation, including by retaining and providing Supplier with samples of the allegedly non-conforming Product, and comply with all reasonable requests made by Supplier relating to the testing of such Product or investigation of such claim. No Representative of Supplier, and no other Person, is authorized to make any warranty in addition to the warranty stated in this Section 8.1. Except as set forth in this Section 8.1, Supplier and any of its relevant Subsidiaries makes no warranty or condition, express or implied, and hereby disclaims any other warranties or conditions of any kind, including any express or implied warranty or condition of suitability, or fitness for any particular purpose.

8.2        General Representations and Warranties. Supplier represents and warrants that: Product is sold and Clean-Trace™ Software is licensed free and clear of all liens and encumbrances.

8.3        Legal Compliance. 3M acknowledges and agrees that Supplier shall not be required hereunder to take any action that Supplier reasonably believes would constitute (i) a violation of any applicable law, (ii) a material breach of Supplier’s contractual obligations, or (iii) any other violation of a third party’s Intellectual Property Rights; provided, however, that in each of the foregoing circumstances, Supplier shall provide 3M with prompt written notice upon becoming aware of such impediment.

8.4        Federal Debarment. Supplier warrants that during the Term, Supplier has not been suspended or debarred, or proposed to be suspended or debarred, by a federal agency. Supplier will give 3M notice of any event causing this warranty to be false promptly after the occurrence of the event.

8.5	3M Obligations. 3M will:

(a)	Provide prompt and courteous service in filling and delivering orders.
(b)	Respond in a timely fashion to customer complaints and notify Supplier of such complaints.
(c)	Dispose of all packing materials relating to the Products in accordance with local law.

8.6	Supplier Obligations. Supplier will:

(a)	Assist 3M in resolving customer complaints directly relating to the quality of Products.
(b)	Provide technical support to customers in cooperation with 3M.
(c)	Consult with 3M on inventory levels so that adequate quantities of the Products are available for Healthcare Applications.
(d)	Notify 3M of any technical changes to the Specifications in accordance with Supplier’s product notification process.

8.7        Disclaimer of Warranties and Acknowledgement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF SUPPLIER AND ITS SUBSIDIARIES MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. 3M EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS (OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT), EXPRESS OR IMPLIED, OF SUPPLIER IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 8.7.

9.	INDEMNITY

Supplier will indemnify, defend, and hold 3M, its Subsidiaries, and its respective equityholders, members, partners, agents, representatives, directors, officers, employees, successors and assigns (collectively, the “3M Indemnified Parties”) harmless from and against any Loss arising out of or related to any allegation or claim made by a non-affiliated third party, directly or indirectly, alleging: (a)  Supplier’s noncompliance with or breach of this Agreement, (b) Supplier’s gross negligence or willful misconduct; or (c) infringement of any intellectual property right of a third party by any Product; provided Supplier will have no obligation to the 3M Indemnified Parties under this Section for any third party claim to the extent arising out of Supplier’s compliance with the 3M Specifications without modification.

3M will indemnify, defend, and hold Supplier, its Subsidiaries, and its respective equityholders, members, partners, agents, representatives, directors, officers, employees, successors and assigns (collectively, the “Supplier Indemnified Parties”) harmless from and against any Loss arising out of or related to any allegation or claim made by a non-affiliated third party, directly or indirectly, alleging: (a) 3M’s gross negligence or willful misconduct; (b) 3M’s noncompliance with or breach of this Agreement; or (c) Supplier’s manufacture or sale of the products in compliance with the 3M Specifications.

Sections 4.3(c) and 4.3(d) of the Transition Services Agreement are incorporated by reference, mutatis mutandis.

10.	DISPUTE RESOLUTION

10.1      Good Faith Negotiation Period. Subject to Section 10.3, upon written request of either Party, authorized representatives with decision-making authority will meet at agreed time(s) and location(s) for a period not to exceed 60 days to attempt in good faith to resolve the Dispute. Each of 3M and Supplier will continue performing its respective obligations under this Agreement during any Dispute.

10.2      Equitable Relief. Notwithstanding any provision in this Agreement to the contrary, a Party may bring an action in equity at any time for equitable relief, subject to Section 13.

11.	CONFIDENTIALITY

11.1      Confidentiality Obligations. Neither Party will disclose or use the other Party’s Confidential Information other than to perform its obligations under this Agreement or as otherwise allowed under this Section 11. The receiving Party will protect the other Party’s Confidential Information using the highest degree of care with which it protects its own confidential information, and in any event, no less than reasonable care. If either Party is required by applicable professional standards, rules, or Law to disclose the other Party’s Confidential Information, then the Party so required will: (a) give advance notice of the disclosure to the other Party (unless prohibited by Law); (b) reasonably cooperate with the other Party, at its expense, if such Party seeks to protect the information requested to be disclosed; and (c) disclose the minimum amount of information legally required to be disclosed.

12.	SAFETY AND REGULATORY COMPLIANCE

12.1       ADM Compliance. Supplier will disclose to 3M in writing whether any Product contains animal derived materials (“ADM”). If Product contains ADM, Supplier will provide 3M documentation of its compliance with ISO 22442.

12.2       Latex Disclosure. Supplier will disclose to 3M in writing if Product contains any Natural Rubber/Latex and/or Dry Natural Rubber as defined in 21 CFR 801.437.

13.	GOVERNING LAW; FORUM SELECTION

The laws of the State of Delaware govern this Agreement. The provisions of the United Nations Convention on Contracts for the International Sale of Goods do not apply. If a civil action is brought under this Agreement, each of the Parties consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware. The Parties will follow the dispute resolution process in Section 10 before filing any civil action. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	UNAVOIDABLE DELAY

If a Party is prevented or delayed in performing its obligations, in whole or in part, as a result of an Unavoidable Delay, that Party will be excused from performing its obligations during the Unavoidable Delay, but only to the extent performance is prevented or delayed by the event causing the Unavoidable Delay. If Supplier has an Unavoidable Delay, 3M may modify or terminate any Orders on notice to Supplier without liability to 3M. During a Supplier Unavoidable Delay period, Supplier will allocate any available Product as is fair and reasonable.

15.	NOTICES

All notices must be in writing and sent to the address below each Party’s signature to this Agreement. Notice will be considered given upon: (a) personal delivery; (b) in the case of a notice given by email, written confirmation of receipt by the notified Party; or (c) deposit with an overnight courier, expenses prepaid, and addressed as set forth below and upon confirmation of delivery by the courier. Notice of a Party’s address change will be given as stated in this Section.

16.	GENERAL

16.1       Transfer; No Third Party Beneficiaries. Supplier may not Assign, delegate, or subcontract any rights or duties under this Agreement without 3M’s written consent. This Agreement will be binding upon and operate to the benefit of Supplier, 3M and their respective successors and permitted assigns. Assignment will not relieve Supplier of its obligations under this Agreement. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.2      Waiver. A waiver of any provision of this Agreement may only be made in writing. A Party’s failure to exercise any rights under this Agreement, or to insist on strict compliance with this Agreement, is not a waiver of the Party’s rights. Unless explicitly stated otherwise, all rights and remedies are cumulative.

16.3      Interpretation. If a tribunal of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions will continue to be valid and enforceable so long as the essential terms and conditions of this Agreement reflect the original intent of the Parties. The article and Section headings in this Agreement are for convenience only and do not constitute a part of this Agreement.

16.4      Independent Contractor. Supplier is an independent contractor; neither Supplier nor Supplier Personnel will be deemed to have any other relationship with 3M or any of its affiliates.

16.5      Integration. Except for an existing confidentiality or intellectual property agreement between the Parties, this Agreement, any Ancillary Instruments, and Orders (with respect to quantity and Product identification) represent the entire agreement between 3M and Supplier regarding Product.

16.6      Amendment and Precedence. Neither this Agreement nor any right or obligation hereunder may be modified, amended, assigned, or discharged, except as expressly stated in this Agreement or by a written amendment signed by an authorized representative of each Party. In case of a contradiction between or among this Agreement or any other Attachment, the order of precedence, unless clearly stated otherwise, will be: (1) the Ancillary Instruments, and (2) the Agreement. Except as provided herein, any contrary terms and conditions contained in any documents issued under this Agreement are void and expressly without effect. No changes will be effective unless in writing and signed by an authorized representative of each Party.

16.7      Limitation of Liability.

16.7.1   Except with respect to liability for a Party’s breach of its confidentiality obligations under Section 11 and each Party’s indemnification obligations under Section 9, and each Party’s payment obligations under Section 5, in the event of any performance or non-performance, or anything else arising, under this Agreement that results in any Losses to any Party for which any other Party is liable (each, as applicable, a “Liable Party”), the Liable Party’s aggregate, maximum, and cumulative Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory) to such Party for such Losses, in the aggregate, shall equal all fees paid pursuant to the Agreement during the 6 months prior to the breach or default that creates such Losses. Each Party acknowledges that such amount constitutes fair and reasonable compensation for such Losses. Notice of any claim for Losses shall be in writing, and such claim must specify the Losses amount claimed and a reasonable description of the action giving rise to the claim. Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be liable under this Agreement for any failure to the extent such failure was directly and solely attributable to the other Party’s material breach of this Agreement.

No Party nor any of their respective Subsidiaries shall be liable in connection with this Agreement for any Losses that are punitive, incidental, consequential, special or indirect or not reasonably foreseeable, including any loss of data, loss of future revenue, profits, income, or anticipated savings, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any Losses based on any type of multiple. The limitation applies regardless of whether the Losses are based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory, but shall not apply in respect of such Losses that (i) result from that Party’s breach of Section 11; (ii) are payable pursuant to an obligation to indemnify under Section 9; or (iii) result from that Party’s willful misconduct.

16.8      Fees and Expenses. Except as otherwise expressly set forth in this Agreement, in any other Transaction Document or in the Separation and Merger Agreements, all fees and expenses incurred by the Parties, including in connection with the transactions contemplated by this Agreement, shall be borne by the Party that has incurred such costs and expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.

16.9.       Entire Agreement. This Agreement (including the Appendices, Annexes, Exhibits and Schedules hereto), the Separation Agreement, the Merger Agreement, the Confidentiality Agreement, the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Supplier shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets (as such terms are defined in the Separation Agreement), which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Supplier with respect to any other Evaluation Material).

16.10       Execution. This Agreement may be executed in counterparts and delivered by electronic transmission. The Parties intend that electronic (e.g., DocuSign® electronic signature or .pdf format) signatures constitute binding, original signatures.

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This Agreement has been entered into as of the Effective Date.

3M:

3M Company

By:

Name:

Title:

Address for Notice:

Attention:

Email:

SUPPLIER:

Garden SpinCo Corporation

By:

Name:

Title:

Address for Notice:

Attention:

Email:

EXHIBIT A
Glossary of Defined Terms

“3M” means 3M Company.

“3M Facilities” means 3M’s facilities, offices, plants, and buildings.

“3M Mark” means any 3M trademark, service mark, tradename, or logo.

“3M Regulatory Requirements” means 3M’s regulatory and other requirements located at www.3m.com/3M/en_US/suppliers-direct/supplier-requirements/contract-provisions.

“3M Supplier Responsibility Code” means 3M’s Supplier Responsibility Code located at www.3M.com/supplierrqmts.

“3M Systems” means 3M’s digital device network, data storage systems, and data processing systems.

“Affiliates” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in Section 1.1.

“Ancillary Instruments” means exhibits, schedules, or other attachment, if any, to the Agreement.

“Assign” or an “Assignment” includes any assignment, delegation, or transfer of obligations under the Agreement to a third party. For the avoidance of doubt, such term shall not include any corporate transaction, such as a stock sale, reorganization, merger, or consolidation of which results in either the direct or indirect equity holders of Supplier before the event not owning at least 50% of the voting power of Supplier after the event.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of 3M or the 3M Subsidiaries to a third party purchaser; (b) a sale resulting in no less than a majority of the equity interests of 3M and the 3M Subsidiaries of being held by a third party purchaser; or (c) a merger, consolidation, recapitalization or reorganization of 3M with or into a third party purchaser.

“Confidential Information” means information or tangible materials, whether or not designated as confidential, relating to: (a) product development, design, formulations, composition, research and development, or specifications; (b) product manufacturing techniques, rates, or quantities; (c) equipment used to make products; (d) any other aspects of business relating to products and services, including without limitation marketing, sales, customers and non-public financial data; (e) the terms and conditions of this Agreement and all Orders; (f) any material or information provided by a Party to the other Party; and (g) the Parties’ relationship. “Confidential Information” does not include information that: (i) is or becomes publicly available through no fault of the receiving Party; (ii) was known to the receiving Party before receipt from the other Party, as evidenced by the receiving Party’s written records; (iii) is received from a third party with no confidentiality obligation; or (iv) is independently developed by a Party without reference to the other Party’s Confidential Information, as evidenced by a Parties’ written records.

“Consumable Products” means the products specified as Consumable Products in Exhibit B meeting the Specifications and any 3M-approved substitute Product.

“Demand Plan” means, with respect to any Product, such plan customarily used by 3M and prepared in a manner and form consistent with the past practice of 3M and the SpinCo Business for developing demand plans for Products immediately prior to the Closing Date, and which plan may be subject to adjustment at any time during the Term upon mutual written agreement of the Parties.

“Dispute” means any claim or dispute between the Parties arising out of, or relating to, Product or this Agreement.

“Distributor Fee” has the meaning set forth in Section 5.4.

“Effective Date” has the meaning set forth in Section 1.1.

“Equipment Costs” has the meaning set forth in Section 5.5.

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“Equipment Revenue” has the meaning set forth in Section 5.5.

“Equipment Product” means the products specified as Equipment Products in Exhibit B meeting the Specifications and any 3M-approved substitute Product.

“Expiration Date” has the meaning set forth in Section 3.1.

“Intellectual Property Right:” means any and all common law and statutory rights anywhere in the world arising under or associated with: (i) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing (“Patents”); (ii) trademarks, service marks, slogans, trade dress, trade names, logos, and other designations of origin, and including any applications for any of the foregoing (“Trademarks”); (iii) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing (“Internet Properties”); (iv) trade secret and industrial secret rights and rights in know-how, inventions, data, and any other confidential information or Proprietary Information, that derive independent economic value, whether actual or potential, from not being known to other persons; (v) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter (including rights in Software as a work of authorship) and any other related rights of authors, and including any applications for any of the foregoing (“Copyrights”); and (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“IP Developments” means all analyses, specifications, proposals, reports, or other information, data, or documents (in raw, preliminary, or final form), and all inventions, discoveries, and improvements, whether or not patentable, which are developed by Supplier or Supplier Personnel using 3M Confidential Information.

“Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, or any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any governmental authority or other requirement or rule of law of any governmental authority, provided, however, that a Law shall not include notice of an ongoing investigation by a governmental authority.

“Loss” means all losses, damages, suits, fees, judgments, costs, and expenses (including reasonable attorneys’ fees incurred in responding to or the defense of any claim).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 13, 2021.

“Order” means a purchase order issued by 3M to Supplier to purchase Product.

“Party” means either 3M or Supplier, and “Parties” means 3M and Supplier, collectively.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“Product” means (i) the Consumables Products and Equipment Products specified in Exhibit B meeting the Specifications and any 3M-approved substitute Product and (ii) unless the context otherwise requires, the Clean-Trace™Software.

“Product Mark” means the Clean-Trace trademark and any other Supplier trademark included by Supplier on Product.

“Proprietary Information” means any information or data developed by or for or in the possession of Supplier that relates to Products, Clean-Trace™ Software, Software Updates or Clean-Trace™ including, but not limited to, the design, features, composition, manufacture, use, regulatory clearance, or sale of Products, Clean-Trace™ Software, Software Update or Clean-Trace™. Proprietary Information includes, but is not limited to, the following items: a. manufacturing Information including equipment, process conditions, formulation, storage and stability conditions, sterilization conditions, facility requirements, validation documentation, special requirements (cleaning, maintenance, changeover, packaging); b. supplier information including names and locations of suppliers, specification for components and items purchased from supplier, actual product identifiers of components or items purchased from supplier, audits of suppliers; (c) firmware and software source code and machine code; (d) regulatory dossiers and documentation; (e) quality records; and (f) any additional information reasonably requested by 3M to facilitate the transition of the supply of Products, Clean-Trace™ Software, Software Updates or Clean-Trace™ to 3M or a third party.

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“Recall” means (a) any recall, actual stop sale, or other corrective action, quality control action, or retrofit of Product; (b) any regulatory action involving Product or any of its components; or (c) having to provide a safety notice for all or part of any Product.

“Revenue” has the meaning set forth in Section 5.5.

“Rules” means the Commercial Mediation Procedures of the American Arbitration Association.

“Separation Agreement” has the meaning set forth in the Merger Agreement.

“Settlement Statement” has the meaning set forth in the TSA; provided that, if a Local Statement is required for purposes of this Agreement, Exhibit C attached hereto shall replace Appendix B referred to in the definition of Settlement Statement in the TSA and apply to this Agreement.

“Software Updates” has the meaning set forth in Section 7.5.

“Specifications” means any packaging, Product or service standards, specifications, and other requirements provided by 3M, agreed to by the Parties at the time of any Order or otherwise approved in writing by 3M.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity interests is owned, directly or indirectly, by such Person.

“Supplier” has the meaning set forth in Section 1.1.

“Supplier Fee” has the meaning set forth in Section 5.5.

“Supplier Personnel” means any personnel assigned or engaged by Supplier to perform Supplier’s obligations under this Agreement including employees and agents of Supplier, a Supplier Affiliate, or a 3M-approved subcontractor.

“Term” means the period commencing on the Effective Date and ending on the Expiration Date.

“Termination” means any termination of this Agreement under Section 3.2.

“Transition Distribution Services Agreement” has the meaning set forth in the Merger Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transition Services Agreement” or “TSA” has the meaning set forth in the Merger Agreement.

“Unavoidable Delay” means an event beyond the Party’s control, without the Party’s fault or negligence (including civil or military authority, war, flood, fire, or epidemic). Unavoidable Delay does not include: (a) any labor dispute; (b) nonperformance by Supplier’s supplier; (c) any delay preventable by Supplier by moving the affected Product to an alternate Supplier facility; (d) changes in cost; or (e) changes in market conditions.

“Weighted Average Sales Price” has the meaning set forth in Section 5.6.

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